EXHIBIT 16.1

February 7 , 2008

U.S Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

RE:  Camelot Entertainment Group, Inc.

We have read the statements under Item 4.01 of the Amended Current Report on Form 8-K to be filed with the Securities and Exchange Commission on February 7 , 2008 regarding the change of auditors.  We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

/s/  Malone & Bailey, PC

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas